Int. Cl.: 33

Prior U.S. Cls.: 47 and 49

Reg. No. 3,220,474

# United States Patent and Trademark Office

Registered Mar. 20, 2007

## TRADEMARK
## PRINCIPAL REGISTER

# POCKET SHOT

CHIDESTER, ALFRED C. (UNITED STATES INDIVIDUAL)
32304 SNOWSHOE ROAD
EVERGREEN, CO 80439 AND
BACHMANN, JARROLD R. (UNITED STATES INDIVIDUAL)
32950 INVERNESS DRIVE
EVERGREEN, CO 80439

FOR: ALCOHOLIC BEVERAGES, NAMELY WHISKEY, BOURBON, GIN, VODKA, BRANDY, SCOTCH, TEQUILA, RUM, AGAVE SPIRITS AND SAKE; LIQUOR; CORDIALS; WINE; DISTILLED SPIRITS; AND PREPARED ALCOHOLIC COCKTAILS, IN CLASS 33 (U.S. CLS. 47 AND 49).

FIRST USE 6-20-2006; IN COMMERCE 2-15-2006.

SN 78-271,236, FILED 7-7-2003.

CAROLINE WEIMER, EXAMINING ATTORNEY